OLIVE STREET INVESTMENT ADVISERS, LLC

CODE OF ETHICS

Adopted: May 22, 2013

Revised: June 2, 2026

I.	Purpose and Scope

Olive Street Investment Advisers, LLC (the “Adviser”), a subsidiary of The Jones Financial Companies, L.L.L.P., is a registered investment adviser that provides investment advisory services solely to the Bridge Builder Trust series mutual funds and the Edward Jones Money Market Fund (each, a “Fund,” and collectively, the “Funds”).

This Code of Ethics (“Code”) is adopted pursuant to Rule 204A-1 under the Investment Advisers Act of 1940 and, with respect to the Bridge Builder Trust, Rule 17j-1 under the Investment Company Act of 1940. The Code is designed to help ensure that all personnel who perform work on Olive Street’s behalf act in the best interests of the Funds and their shareholders.

It establishes standards of business conduct applicable to all Olive Street Supervised Persons designed to help ensure that all Supervised Persons act in the best interests of the Funds and their shareholders. The Code also prescribes personal trading requirements and reporting obligations applicable to Olive Street Access Persons (“Access Persons”). Access Persons are a subset of Supervised Persons with access to certain nonpublic information.

Unless otherwise noted, Sections III, V, and VI apply to all Supervised Persons (as defined below). Section IV applies to Access Persons (as defined below).

II.	Key Definitions

•	Access Person. A Supervised Person is an “Access Person” if the Supervised Person:

i.	is a director, officer, or partner of a Fund or Adviser;

ii.	has access to nonpublic information regarding Fund portfolio holdings;

iii.	has access to nonpublic information regarding Securities being purchased or sold, or considered for purchase or sale, by a Fund;

iv.	makes or participates in, or has access to information regarding, Fund investment recommendations; or

v.	is in a control relationship to a Fund or the Adviser and obtains such information (see Appendix A for a list of Presumptive Access Person Departments).

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Beneficial Ownership. Beneficial ownership is interpreted in the same manner as under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 and includes any direct or indirect pecuniary interest in a Security. A Supervised Person is presumed to beneficially own accounts of Immediate Family Members sharing the same household.

•	Covered Security. Any Security except:

i.	direct obligations of the Government of the United States;

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements; and

iii.	shares issued by open-end investment companies.

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Federal Securities Laws. The Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the SEC or the U.S. Department of the Treasury, as applicable.

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Immediate Family Member. Includes a spouse, parents, step-parents, children, step-children, siblings, in-laws, grandparents, and grandchildren (including adoptive relationships) sharing the Supervised Person’s household.

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Limited Offering. An offering that is exempt from registration under Sections 4(a)(2) or 4(a)(5) of the Securities Act of 1933, or under Rule 504 or 506 thereunder (e.g., certain private placements, certain private fund interests, pre-IPO investments, capital calls, and hedge funds).

•	Reportable Fund. Any registered investment company for which the Adviser serves as investment adviser (e.g., the Funds).

•	Reportable Security. Any Security, except:

i.	direct obligations of the Government of the United States;

ii.	bankers’ acceptances, bank certificates of deposit, commercial paper, and high-quality short-term debt instruments, including repurchase agreements;

iii.	shares issued by money market funds;

iv.	shares issued by open-end investment companies other than Reportable Funds; and

v.	shares issued by unit investment trusts that are invested exclusively in one or more open-end investment companies, none of which are Reportable Funds.

For purposes of this Code, “Reportable Security” also excludes interests in qualified tuition programs established pursuant to Section 529 of the Internal Revenue Code, unless otherwise determined by the CCO or Designee.

•	Security. Any instrument commonly known as security, including any stock, security future, bond, option, right, index or other instrument defined in Section 2(a)(36) under the Investment Company Act.

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Securities Held or to Be Acquired by a Fund. Any Covered Security which, within the most recent 15 days, is or has been identified as being considered for purchase or sale by a Fund; any option to purchase or sell such security; or any security convertible into or exchangeable for such security.

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Supervised Person. Any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Adviser or Edward D. Jones & Co., L.P. (“Edward Jones”), or other person who provides investment advice on behalf of the Adviser and is subject to the supervision and control of the Adviser.

Except as otherwise expressly provided, references in Section IV.D (Access Person holdings and transaction reporting) are to Reportable Securities. References in Sections III and IV relating to Rule 17j-1 standards, Covered Securities, and Securities Held or to Be Acquired by a Fund are to Covered Securities.

III.	Standards of Conduct and General Obligations (All Supervised Persons)

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Fiduciary Standard. Supervised Persons must place the interests of the Funds and their shareholders ahead of personal interests; avoid conflicts of interest; and comply with the Federal Securities Laws.

•	Anti-Fraud. Supervised Persons may not:

○	employ any device, scheme, or artifice to defraud a Fund;

○	make any untrue statement of a material fact to a Fund or omit a material fact necessary to make statements made to a Fund not misleading;

○	engage in any act, practice, or course of business that operates or would operate as a fraud or deceit upon a Fund; or

○	engage in any manipulative practice with respect to a Fund.

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Material Nonpublic Information (“MNPI”). Supervised Persons may not, under any circumstances, trade, encourage others to trade, or recommend Securities or other investments while in possession of MNPI. Supervised Persons may not use nonpublic Fund information for personal benefit and must notify the Adviser’s Chief Compliance Officer (“CCO”) or designee (“Designee”) if they believe they possess MNPI concerning Securities held or being considered for acquisition or sale by a Fund.

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Duty of Care & Information Barriers. Supervised Persons must safeguard confidential and sensitive Fund information, including nonpublic information about Fund trades, Fund portfolio holdings or service provider or subadviser changes. Reasonable information barrier practices include:

○	using password-protected storage;

○	limiting distribution lists to those with a need to know;

○	verifying meeting attendees are Access Persons before discussing nonpublic Fund information;

○	preventing screen or desk exposure; and

○	promptly removing application and system access upon personnel changes.

If nonpublic Fund information is inadvertently disseminated to a non-Access Person, the recipient and any sender must promptly notify the CCO or Designee so that appropriate mitigation steps may be assessed and implemented (e.g., trade restrictions, enhanced monitoring, documentation).

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Relationship to Insider Trading, MNPI and Other Adviser and Edward Jones Policies. Supervised Persons must comply with all applicable Adviser and Edward Jones (or the “Firm”) policies and procedures relating to insider trading, MNPI, confidentiality, information barriers, and personal trading controls. Compliance with this Code does not excuse or supersede any obligations imposed by those policies and procedures.

IV.	Special Requirements for Access Persons

A.

Identification. Any Supervised Person designated as an Access Person must comply with this Section. Access Persons are notified of their status by the CCO or Designee. Supervised Persons who believe they may be Access Persons should contact the CCO or Designee.

B.

No Front-Running. Access Persons may not engage in personal trading that trades ahead of, alongside, or in a manner designed to benefit from pending or contemplated Fund trading activity or investment recommendations.

C.	Preapproval for Certain Investments

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Intial Public Offeringss (“IPOs”) and Limited Offerings. Access Persons must obtain prior written approval from the CCO or Designee before directly or indirectly acquiring Beneficial Ownership of any security in an IPO or Limited Offering (e.g., private placements or hedge funds). This includes pre-IPO allocations, capital calls, follow-on investments, and side-letter co-investments related to Limited Offerings.

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Submission Mechanics. Preapproval requests must be submitted to Affiliated Funds Compliance (“AFC”) using the designated Access Person Trade Approval Form in Star Compliance. Approvals or denials are communicated in writing and retained in the Firm’s trade-monitoring system by the Trading & Market Surveillance department (“TMS”).

D.	Reporting Requirements

1.	Holdings Reports — Content and Timing

Access Persons must submit a Holdings Report that includes, at a minimum:

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the title and type of each Reportable Security and, as applicable, the exchange ticker symbol or CUSIP, number of shares, and principal amount of each Reportable Security in which the Access Person has any direct or indirect Beneficial Ownership;

•	the name of any broker, dealer, or bank with which the Access Person maintains an account in which securities are held for the Access Person’s direct or indirect benefit; and

•	the date the report is submitted.

Timing:

•	no later than 10 days after becoming an Access Person (with information current within 45 days prior to designation); and

•	at least annually thereafter (with information current within 45 days prior to submission).

2.	Transaction and Account Reports — Content and Timing

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Transaction Reports (Quarterly). For each transaction during the calendar quarter involving a Reportable Security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect Beneficial Ownership, the report must include:

○	the transaction date;

○	the title and, if applicable, ticker symbol or CUSIP, interest rate and maturity date (if applicable), and number of shares and principal amount of each Reportable Security involved;

○	the nature of the transaction (i.e., purchase, sale, or other acquisition or disposition);

○	the price at which the transaction was effected;

○	the name of the broker, dealer, or bank with or through which the transaction was effected; and

○	the date the report is submitted.

Transaction Reports are due no later than 30 days after the end of each calendar quarter and must cover, at minimum, all transactions during the quarter.

•	Account Reports (Quarterly). For each account established during the quarter in which any Securities were held for the direct or indirect benefit of the Access Person, the report must include:

○	the name of the broker, dealer, or bank with which the account was established;

○	the date the account was established; and

○	the date the report is submitted.

Account Reports are due no later than 30 days after the end of each calendar quarter.

3.	Exceptions from Reporting Requirements. An Access Person is not required to submit:

•	any report with respect to Reportable Securities held in any account over which the Access Person has no direct or indirect influence or control;

•	a quarterly Transaction Report with respect to transactions effected pursuant to an automatic investment plan; or

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a separate quarterly Transaction Report to the extent the information required by this Code is otherwise contained in broker trade confirmations, account statements, automated brokerage feeds, or other records received by the Adviser and maintained in its books and records within 30 calendar days after the end of the applicable calendar quarter.

4.	Edward Jones Accounts and Outside Accounts

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Edward Jones Accounts. All investment accounts in which an Access Person has Beneficial Ownership must be maintained at Edward Jones, including any investment account owned by an Immediate Family Member residing in the Access Person’s household, unless otherwise approved in writing. Such accounts must be established at Edward Jones within 10 days of the Access Person’s start date at the Firm or designation as an Access Person.

Except with respect to applicable Immediate Family Member accounts and any additional disclosures or actions specifically required by Compliance, Access Persons are not required to take additional steps to disclose Edward Jones accounts or related transactions to the extent account and transaction information is captured automatically through Firm systems and recordkeeping processes.

Any existing outside accounts must be approved in advance or closed.

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Outside Accounts — Approval and Feeds. Any investment account maintained outside of Edward Jones in which an Access Person has Beneficial Ownership requires prior written approval from the CCO or Designee. AECS has delegated authority from the CCO to approve certain categories of outside accounts and to escalate other requests to the CCO or Designee for review. Approval requests must be submitted using the Outside Accounts Preapproval Form.

Once approved, outside accounts must be disclosed in the firm’s Outside Activity Disclosure System (“OAD”).

Reliance on Brokerage Feeds, Duplicate Confirmations, and Account Statements. The Adviser may rely on information received through automated brokerage feeds, duplicate trade confirmations, account statements, or other records maintained in its books and records in lieu of a separate quarterly Transaction Report, to the extent such information is complete, timely, and contains the information required by this Code.

For accounts maintained at Edward Jones, the Adviser may rely on information captured through Firm systems and recordkeeping processes in lieu of a separate quarterly Transaction Report, to the extent such information is complete and timely.

For approved outside accounts, the Adviser may rely on an established electronic feed, duplicate confirmations, or account statements received from the financial institution or the Access Person, provided that such records contain the information required by this Code and are received within the required time period. If an electronic feed is not established, is interrupted, or is incomplete, the Access Person remains responsible for ensuring that timely statements or other required information are provided.

If an electronic feed for an approved outside account cannot be established within 30 calendar days, the Access Person must provide monthly account statements to TMS no later than the 15th calendar day following month-end and must continue to do so until a data feed is established or Compliance otherwise directs.

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Monitoring and Reviews. The Adviser utilizes TMS as the system of record for monitoring Access Person personal trading. The CCO or Designee conducts exception-based reviews of alerts and reports escalated by TMS for potential violations.

V.	Acknowledgment and Annual Certification (All Supervised Persons)

•	Initial Acknowledgment. Supervised Persons must acknowledge receipt of this Code and any amendments within 10 calendar days of designation.

•	Annual Certification. Each year, all Supervised Persons must certify that they:

•	have read and understand the Code and applicable policies and procedures;

•	acknowledge they are subject to them;

•	have complied with them; and

•	if an Access Person, have disclosed and reported all personal holdings and transactions as required.

Annual certification is completed through the firm’s continuing education and attestation process.

VI.	Violations, Sanctions, and Board Reporting (All Supervised Persons)

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Reporting Violations. Supervised Persons must promptly report any suspected or actual violation of this Code to the CCO or Designee. Violations will be investigated and may result in disciplinary action, up to and including termination, disgorgement of profits, and referral to regulatory or criminal authorities, as appropriate.

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Board/Trust Reporting. The CCO or Designee will provide the applicable Fund’s Board of Trustees, no less frequently than annually, a written report describing any issues arising under this Code or related procedures since the last report, including any material violations and sanctions imposed, and certifying that the Adviser has adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

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No Retaliation. No Supervised Person may retaliate against, intimidate, threaten, coerce, discriminate against, or otherwise disadvantage any person for making a good-faith report of a suspected or actual violation of this Code, the Federal Securities Laws, or other applicable Firm policies or procedures, or for participating in an internal review, investigation, or regulatory inquiry relating to such a report.

Any act of retaliation, attempted retaliation, or interference with a report made in good faith constitutes a separate violation of this Code and may result in disciplinary action, up to and including termination of employment or other relationship with the Adviser.

VII.	Recordkeeping

All records will be maintained in accordance with Rule 204-2 under the Advisers Act, Rule 17j-1(f) under the Investment Company Act, and the Adviser’s Record Retention Policy. Such records include, without limitation, copies of this Code and all amendments; records of persons who are, or within the past five years were, required to make reports under this Code or who are, or within the past five years were, responsible for reviewing such reports; Access Person acknowledgments; preapproval requests and determinations (including the reasons supporting approvals of IPOs and Limited Offerings, as applicable); personal Holdings and Transaction Reports or information received in lieu thereof; records of violations and actions taken; and Board reports. Records shall be maintained for the periods required by applicable law, including, where applicable, at least five years, the first two years in an easily accessible place.

Appendix A – Presumptive OSIA Access Person Departments

All Edward Jones employees in the following functions who perform work on behalf of the Adviser are considered Supervised Persons and are likely Access Persons for purposes of this Code (non-exhaustive list):

•	Affiliated Funds Compliance

•	Advice & Guidance – Investment Manager Research

•	Mutual Fund Oversight

•	Advice & Guidance – Investment Risk

•	Legal – Proprietary Funds

•	Proprietary Funds Strategy and Management

•	Managed Investment Products

•	Trading & Market Surveillance

•	Advice & Guidance – Portfolio Solutions

Appendix B – Practical FAQ (Guidance Only)

1.	Am I a Supervised Person under the Code?

You are a Supervised Person if you are a partner, officer, director, employee, or other person who provides investment advice on behalf of the Adviser and is subject to the Adviser’s supervision and control. This may include certain Edward Jones personnel or others who perform work on the Adviser’s behalf. If you are unsure, contact the CCO or Designee.

2.	Am I an Access Person under the Code?

If you work in any of the departments identified in Appendix A, you are likely an Access Person. You are also likely an Access Person if you have access to nonpublic information about Fund trading, Fund holdings, Fund service provider changes or Fund investment recommendations, or if your role involves making or participating in those recommendations. If you are unsure, contact AFC or the CCO or Designee.

3.	What are the differences in responsibilities of Access Persons and Supervised Persons under the Code?

All Access Persons are Supervised Persons, but not all Supervised Persons are Access Persons. All Supervised Persons must comply with the Code’s standards of conduct, protect confidential and nonpublic information, comply with applicable Federal Securities Laws, and report suspected or actual violations of the Code.

Access Persons are subject to additional obligations, including certain personal trading restrictions, preapproval requirements, holdings reporting, transaction reporting, and account-related disclosure requirements. You can find additional details about Access Person restrictions and reporting obligations in Section IV of the Code.

If you are unsure about your responsibilities in a particular situation, contact the CCO or Designee before acting.

4.	What are my responsibilities as a Supervised Person under the Code?

As a Supervised Person, you must act in the best interests of the Funds and their shareholders, comply with applicable Federal Securities Laws, avoid misuse of MNPI, safeguard confidential and nonpublic information, comply with related firm and Adviser policies and procedures, report suspected or actual Code violations promptly to the CCO or Designee, and complete required acknowledgments and annual certifications. If you are unsure about your responsibilities in a particular situation, contact the CCO or Designee before acting.

5.	How do I request preapproval for an IPO or Limited Offering?

Submit the Access Person Trade Approval Form in Star Compliance to AFC and do not proceed unless written approval is received. If the investment is approved, it must also be disclosed in OAD if required by the Firm’s outside account or outside activity processes.

6.	Do pre-IPO allocations and capital calls require preapproval?

Yes. Pre-IPO allocations, capital calls, follow-ons, and side-letter co-investments related to a Limited Offering require prior written approval via the Access Person Trade Approval Form in Star Compliance before you proceed. If approved, the investment must be disclosed in OAD.

7.	How do I request preapproval to open an outside accounts?

Request preapproval using the firm’s Outside Accounts Preapproval Form. If the outside account is approved, it must be disclosed in OAD. AECS and TMS will attempt to establish an electronic data feed. If a feed cannot be established within 30 days, you must send monthly account statements to TMS@edwardjones.com by the 15th calendar day following month-end and continue to do so until a feed is established or Compliance tells you otherwise.

8.	I am new to the Firm and have been informed I am being designated an Access Person. How do I obtain approval to maintain my existing outside accounts?

If you are a new hire, disclose any existing outside accounts you may have using OAD within 10 days of joining the Firm. AECS will review each account and advise whether you are approved to maintain this account as an Access Persons. Outside accounts not approved must be closed. For approved accounts, AECS and TMS will attempt to establish an electronic data feed. If a feed cannot be established within 30 days, you must send monthly account statements to TMS@edwardjones.com by the 15th calendar day following month-end and continue to do so until a feed is established or Compliance tells you otherwise.

9.	Do I need to report my Edward Jones accounts?

No separate action is required for accounts held at Edward Jones to the extent the account and transaction information is captured automatically through firm systems. You are still responsible for complying with any additional disclosure or follow-up requirements that may apply to Immediate Family Member accounts or other situations identified by Compliance.

10.	How do I contact the CCO or Designee?

If you have a question about this Code or need to report a concern, you may contact the CCO or Designee by emailing affiliatedfundscompliance@edwardjones.com.